Exhibit 3.1

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF DESIGNATIONS OF
SERIES A CONVERTIBLE PREFERRED STOCK OF
MAGELLAN PETROLEUM CORPORATION

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MAGELLAN PETROLEUM CORPORATION, a Delaware corporation, certifies that pursuant to the authority contained in Article Fourth of its Restated Certificate of Incorporation, as amended from time to time prior to the date hereof, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors duly approved and adopted on August 14, 2013 the following resolution, which resolution remains in full force and effect on the date hereof:

WHEREAS, the Certificate of Incorporation of the Corporation authorizes the issuance of up to fifty million (50,000,000) shares of preferred stock, par value $0.01 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors, subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in such series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series;

WHEREAS, the Board created a series of Preferred Stock called the Series A Convertible Preferred Stock (the “Series A Preferred Stock”) pursuant to the Certificate of Designations of Series A Convertible Preferred Stock (the “Certificate of Designations”); and

Whereas, the Board believes that it is advisable and in the best interests of the Corporation and its stockholders to amend the Certificate of Designations to modify the Series A Original Issue Price (as defined in the Certificate of Designations) from $1.22 per share to $1.22149381 per share.

RESOLVED; that the definition of Series A Original Issue Price as set forth in the Certificate of Designations be, and hereby is, as modified as follows, with such modification to be effective as of the Issue Date:

“Series A Original Issue Price” shall mean an amount equal to $1.22149381 per share.